Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective as of January 1, 2020 (the “Effective Date”), is entered into by and between Lineage Logistics Holdings, LLC (the “Company”), and W. Gregory Lehmkuhl (“Executive”).

WHEREAS, Executive currently serves as President and Chief Executive Officer of the Company pursuant to that certain Employment Agreement, dated as of June 14, 2015 and effective as of July 20, 2015 (as amended, the “Prior Employment Agreement”); and

WHEREAS, effective as of the Effective Date, the Company and Executive mutually desire to continue Executive’s employment as President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement and to replace and supersede the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for a term (the “Term”) commencing on the Effective Date and ending on the day prior to the fifth (5th) anniversary of the Effective Date. Following the expiration of the Term, except as otherwise expressly provided herein, Executive’s employment relationship with the Company (if any) shall remain at-will but will cease to be governed by the terms and conditions of this Agreement or as otherwise mutually agreed to by the parties; provided, however, that the provisions of Section 7 and Section 9 below shall survive the expiration or termination of the Term in accordance with their terms.

2. Position and Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall serve in such other or additional positions as the Company may determine from time to time. Executive shall report to the Board of Directors of the Company (the “Board”), and shall perform such duties as are usual and customary for Executive’s position including, without limitation, maintaining ultimate executive responsibility for all operations of the Company. In addition, in the event the Company becomes a publicly-listed Company, then, in connection with the Company’s initial public offering (an “IPO”) and thereafter as each director term expires, Executive will be nominated to serve as a member of the Board, provided, that such nomination would not result in a breach of any fiduciary duty by the Board or any member thereof at such time. Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company, its subsidiaries and its affiliates, as directed by the Board, on a basis consistent with the level of services that are usual and customary for Executive’s position, and Executive shall not engage in any other employment, occupation, consulting or other business activity during the Term. Executive may engage in charitable, civic and industry-related activities provided that such activities are not competitive with the Company and its subsidiaries and do not interfere with Executive’s duties hereunder. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including, and without limitation, any rules and policies relating to Executive’s obligations to the Company and its members (or stockholders) upon a termination of employment.

3. Principal Location. During the Term, Executive shall perform the services required by this Agreement principally at the Company’s Novi, Michigan office except for travel to other locations as may be necessary or appropriate to fulfill Executive’s duties and responsibilities hereunder.

4. Compensation and Benefits; Expenses; Perquisites.

(a) Base Salary. During the Term, Executive shall receive a base salary (the “Base Salary”) of $1,000,000 per year. The Base Salary shall be reviewed annually by the Board and may be increased (but not reduced) from time to time by the Board in its sole discretion. Any such increase (if any) shall thereafter be Executive’s “Base Salary” for all purposes of this Agreement. The Base Salary shall be paid in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly.

(b) Equity Acceleration. In connection with the parties’ entry into this Agreement and Executive’s continued employment with the Company, notwithstanding anything to the contrary contained in the Prior Employment Agreement or any award agreement evidencing the Existing Equity Awards (as defined below), effective as of the Effective Date:

(i) all Existing Equity Awards set forth on Schedule A attached hereto shall (x) to the extent that any performance-based vesting conditions applicable to such award have not been satisfied as of immediately prior to the Effective Date, thereupon be deemed to satisfy such performance-based vesting conditions with respect to 100% of the units subject thereto and (y) continue to be subject to any time-based vesting conditions in accordance with the applicable award agreement evidencing such award; and

(ii) all Existing Equity Awards set forth on Schedule B attached hereto shall thereupon become fully vested and nonforfeitable in all respects.

For purposes of this Agreement, “Existing Equity Awards” shall mean, collectively, those equity awards held by Executive that are set forth on Schedule A and Schedule B attached hereto and which are outstanding and unvested as of immediately prior to the Effective Date.

(c) Annual Cash Bonus. For each fiscal year of the Company ending during the Term, commencing with fiscal year 2020, Executive shall be eligible to earn a cash performance bonus (the “Annual Cash Bonus”) based on the attainment of Company, individual and/or other performance objectives as determined by the Board in its sole discretion, provided that such performance objectives shall initially include, without limitation, EBITDA targets. Executive’s target Annual Cash Bonus shall equal one hundred and fifty percent (150%) of Executive’s Base Salary (the “Target Cash Bonus”), and Executive’s maximum Annual Cash Bonus shall equal two hundred and fifty percent (250%) of Executive’s Base Salary (the “Maximum Cash Bonus”); provided that the Target Cash Bonus and/or Maximum Cash Bonus may be increased (but not reduced) from time to time by the Board in its sole discretion and any such increase (if any) shall thereafter be Executive’s “Target Cash Bonus” or “Maximum Cash Bonus”, as applicable, for all purposes of this Agreement. The actual amount of any Annual Cash Bonus payable to Executive (if any) shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Board in its sole discretion, and may be less than, or greater than (up to the aforementioned Maximum Cash Bonus), the Target Cash Bonus (and may equal zero). Any Annual Cash Bonus shall be paid to Executive on the date on which annual bonuses are paid generally by the Company to its senior executives with respect to the year in which the Annual Cash Bonus was earned, subject to and conditioned upon Executive’s continued employment with the Company through the applicable payment date (except as otherwise provided in Section 6 below).

(d) Restricted Unit Purchase.

(i) Purchases. On or as soon as practicable following the Effective Date, the Company shall cause BG LLH, LLC (“BG”) to sell to Executive, and Executive shall purchase from BG for an aggregate purchase price of $1.00, 65,217.4 un-promoted Restricted Class B Preferred Units of BG (“Restricted Units”) (the “Initial Purchase”). In addition, no later than sixty (60) days after each of December 31, 2020, 2021, 2022 and 2023 (respectively, the “2021 Purchase”, the “2022 Purchase,” the “2023 Purchase” and the “2024 Purchase”, and such purchases, collectively, the “Subsequent Purchases”), the Company shall cause BG to sell to Executive, and Executive shall purchase from BG for an aggregate purchase price per sale of $1.00, additional Restricted Units, having an aggregate fair market value (as determined by the Company) as of the December 31st immediately preceding the applicable purchase date per sale of $3,000,000, subject to and conditioned upon, in each case, Executive’s continued employment through the applicable purchase date.

(ii) Vesting. Each of the Initial Purchase, the 2021 Purchase and 2022 Purchase shall vest in three (3) substantially equal annual installments on December 31 of the year in which the applicable grant date occurs and on each of the first (1st) and second (2nd) anniversaries thereof, in each case, subject to Executive’s continued employment with the Company through the applicable vesting date. The 2023 Purchase shall vest in two (2) substantially equal annual installments on December 31 of the year in which the grant date occurs and on the first (1st) anniversary thereof, subject to Executive’s continued employment with the Company through the applicable vesting date. The 2024 Purchase shall vest in full on December 31 of the year in which the applicable grant date occurs, subject to Executive’s continued employment with the Company through the applicable vesting date.

(iii) Purchase Agreements. Each purchase of Restricted Units shall be subject in all respects to the terms and conditions set forth in a purchase agreement to be entered into between BG and Executive, in a form prescribed by the Company, which shall evidence the issuance of such Restricted Units and which shall contain terms and conditions consistent with this Section 4(d) (each, a “Restricted Unit Purchase Agreement”).

(iv) Tax Loans. With respect to each initial income tax recognition event arising for Executive with respect to Restricted Units purchased under this Section 4(d) (whether due to vesting or due to an earlier election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such Restricted Units), BG will make available to Executive, no later than the date on which the Company is required to withhold income and employment taxes with respect to such income recognition event, a loan in an amount equal to the lesser of forty percent (40%) of the fair market value of the Restricted Units that first become taxable to Executive upon such recognition event or the net taxes actually required to be withheld by the Company in respect of such Restricted Unit recognition event (each, a “Tax Loan”). Each Tax Loan shall be subject in all respects to the terms and conditions set forth in a written promissory note between BG and Executive which shall evidence the Tax Loan, contain market terms and conditions determined by the Board (but interest at the minimum rate to avoid imputed income to Executive), include full recourse on principal and interest and be secured by all Company equity interests held by Executive, including any proceeds received in respect thereof (in addition to the offset provisions described in Section 6 below); provided, that in the event of Executive’s termination of employment by the Company without Cause, by Executive with Good Reason or due to Executive’s death or Disability (each as defined below), BG will (unless prohibited by law or any financing or other covenant) exercise its option to repurchase a number of then-vested Restricted Units having a fair market value at least equal to the amount of principal and accrued interest then payable on the Tax Loan(s) (or such lesser number of Restricted Units as are then-vested) (the “Call Obligation”), provided, that (A) the foregoing shall not limit BG’s ability to exercise, in its sole discretion, any option that BG may have to repurchase any greater number of then-vested Restricted Units, and (B) the Call Obligation shall terminate upon any liquidity transaction in which the repurchase right underlying the Call Obligation lapses.

(v) Repurchase Rights.

(A) In the event of a termination of Executive’s employment for any reason, BG shall have the option to repurchase any unvested Restricted Units for a price per Restricted Unit equal to the lesser of their original purchase price or their fair market value as of the Date of Termination (as defined below).

(B) In the event of a termination of Executive’s employment by the Company for Cause, (x) BG shall have the option to repurchase up to ten percent (10%) of any vested Restricted Units for a price per Restricted Unit equal to the lesser of their original purchase price or their fair market value as of the Date of Termination, and (y) BG shall have the option to repurchase up to ninety percent (90%) of any vested Restricted Units at a price per Restricted Unit equal to their fair market value as of the Date of Termination (the “Purchase Price”). The Purchase Price under clause (y) of this Section 4(d)(v)(B) may, at BG’s discretion, be paid (without interest) over a period not to exceed ten (10) years following such Date of Termination. Executive’s right to receive the Purchase Price shall be subject to his execution and non-revocation of the Release (as defined below).

(C) In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, BG shall have the option to repurchase any vested Restricted Units at a Purchase Price equal to their fair market value as of such Date of Termination. The Purchase Price under this Section 4(d)(v)(C), with respect to up to fifty percent (50%) of such Restricted Units may, at BG’s discretion, be paid over a period not to exceed three (3) years following such Date of Termination and the Purchase Price with respect to up to fifty percent (50%) of such Restricted Units may, at BG’s discretion, be paid on the earlier to occur of (x) an IPO of the Company (or any successor entity thereof), and (y) the sixth (6th) anniversary of such Date of Termination. The Purchase Price under this Section 4(d)(v)(C) shall be paid together with interest at a rate of not less than five percent (5%) per annum. Executive’s right to receive such Purchase Price shall be subject to his execution and non-revocation of the Release.

(vi) Additional Grants. Not later than the calendar year 2024, the Board shall begin evaluating in good faith additional grants and/or sales of equity compensation to Executive for future calendar years.

(e) Profits Interests.

(i) Generally. On or as soon as practicable following the Effective Date, the Company will cause LLH MGMT Profits LLC (“LLH”) to grant to Executive 1,878,750 Class C-10 Profits Interests in LLH (the “Profits Interests”). The Profits Interests will vest as follows: (i) fifty percent (50%) of the Profits Interests will vest in five (5) substantially equal annual installments on the December 31 of the year in which the applicable grant date occurs and on each of the first four (4) anniversaries thereof; and (ii) fifty percent (50%) of the Profits Interests will vest based on the attainment of EBITDA targets and other performance goals established by Board over the Term, in each case, subject to Executive’s continued employment with the Company through the applicable vesting date and in accordance with the vesting schedule set forth in an award agreement, in a form prescribed by the Company, to be entered into between Executive and LLH, which shall evidence the grant of the Profits Interests and which shall contain terms and conditions consistent with this Section 4(e) (the “Profits Interest Award Agreement”). The Profits Interests shall be subject in all respects to the terms and conditions set forth in the Profits Interest Award Agreement and the LLH operating agreement.

(ii) Forfeiture; Repurchase Rights.

(A) In the event of a termination of Executive’s employment for any reason, any unvested Profits Interests shall automatically and immediately be forfeited without any compensation, credit or other benefit to Executive.

(B) In the event of a termination of Executive’s employment by the Company for Cause, (x) ten percent (10%) of any vested Profits Interests shall automatically and immediately be forfeited without any compensation, credit or other benefit to Executive, and (y) LLH shall have the option to repurchase up to ninety percent (90%) of any vested Profits Interests at a price per Profits Interest equal to their fair market value as of the Date of Termination (the “LLH Purchase Price”). The LLH Purchase Price under clause (y) of this Section 4(e)(ii)(B) may, at LLH’s discretion, be paid (without interest) over a period not to exceed ten (10) years following such Date of Termination. Executive’s right to receive the LLH Purchase Price shall be subject to his execution and non-revocation of the Release.

(C) In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, LLH shall have the option to repurchase any vested Profits Interests at a LLH Purchase Price equal to their fair market value as of such Date of Termination. The LLH Purchase Price under this Section 4(e)(ii)(C), with respect to up to fifty percent (50%) of such Profits Interests may, at LLH’s discretion, be paid over a period not to exceed three (3) years following such Date of Termination and the LLH Purchase Price, with respect to up to fifty percent (50%) of such Profits Interests may, at LLH’s discretion, be paid on the earlier to occur of (x) an IPO of the Company (or any successor entity thereof) and (y) the sixth (6th) anniversary of such Date of Termination. The LLH Purchase Price under this Section 4(e)(ii)(C) shall be paid together with interest at a rate of not less than five percent (5%) per annum. Executive’s right to receive such LLH Purchase Price shall be subject to his execution and non-revocation of the Release.

(f) Benefits. During the Term, Executive will be eligible to participate in the health, welfare and retirement benefit plans, policies and programs (including, as applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for the benefit of its senior executive officers as may be in effect from time to time. Nothing contained in this Section 4(f) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement, fringe or other benefit plan(s) or program(s) at any time.

(g) Vacation. During the Term, Executive shall be entitled to accrue and use five (5) weeks of paid vacation per calendar year (pro-rated for any partial year of service) (the “Accrual Limit”), provided, however, that Executive shall not accrue any vacation time in excess of the Accrual Limit and shall cease accruing vacation time if Executive’s accrued vacation reaches the Accrual Limit until such time as Executive’s accrued vacation drops below the Accrual Limit.

(h) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for (i) all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s services hereunder and (ii) the cost of reasonable dues and expenses incurred by Executive as a result of Executive’s membership in the Young Presidents Organization (the “YPO Expenses”), in each case, in accordance with the policies, practices and procedures generally applicable to senior executives of the Company, as in effect from time to time. Notwithstanding the foregoing, Executive shall be solely liable for any taxes arising in connection with the YPO Expenses, if any.

(i) Perquisite Allowance. During the Term, Executive shall further be entitled to receive a perquisite allowance equal to $2,500 per month (the “Perquisite Allowance”). The Perquisite Allowance shall be paid in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly.

5. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. Either the Company or Executive may terminate Executive’s employment in the event of Executive’s Disability during the Term. For purposes of this Agreement, “Disability” shall mean that Executive is first entitled to receive cash benefits under the Company’s long-term disability benefit plan in which Executive is a participant.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause or without Cause, in each case, in accordance with the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following:

(i) the commission by Executive of any act of fraud, material dishonesty or embezzlement against the Company or any of its affiliates or otherwise in connection with the performance of Executive’s services under this Agreement;

(ii) Executive’s commission of, or pleading guilty or no contest to, (A) a felony or (B) any crime involving moral turpitude that is or would reasonably be expected to be become materially injurious to the reputation or financial interests of the Company or its affiliates;

(iii) Executive’s willful performance of acts of misconduct which are or would reasonably be expected to become materially injurious to the reputation or financial interests of the Company or its affiliates, including without limitation, unlawful discrimination against or sexual or racial harassment of employees or other service providers of the Company, its affiliates or any of their respective customers or clients, or of any other persons engaged in business with the Company or any of its affiliates;

(iv) Executive’s material breach of this Agreement, any other written agreement between Executive and the Company or its affiliates, or any applicable Company policy, including, without limitation, policies addressing confidentiality, non-solicitation or non-competition and Executive’s failure to correct the same (if capable of correction) within ten (10) days following Executive’s receipt of written notice thereof;

(v) Executive’s willful failure to substantially perform or gross neglect of Executive’s duties hereunder (including, but not limited to, Executive’s failure to follow lawful instructions of the Board after having received prior written notice of such failure), and Executive’s failure to correct the same (if capable of correction) within ten (10) days following Executive’s receipt of written notice thereof; or

(vi) Executive’s use of alcohol or illicit drugs in the workplace or otherwise in a manner that has a material detrimental effect on Executive’s performance, Executive’s duties to the Company, or the reputation of the Company or its affiliates.

Notwithstanding the foregoing, no act or omission by Executive shall be deemed “willful” for purposes of the definition of Cause if such act or omission is conducted in good faith or with a reasonable believe that such act or omission was in the best interests of the Company.

(c) Good Reason. Executive may terminate Executive’s employment at any time for Good Reason or without Good Reason, in each case, in accordance with the terms of this Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following events:

(i) A material reduction in Executive’s Base Salary; or

(ii) The assignment to Executive of any duties materially and adversely inconsistent with Executive’s position as President and Chief Executive Officer of the Company, which results in a material and adverse change in Executive’s title and duties contemplated hereunder.

Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in (i) or (ii) above unless (A) Executive first provides the Company with written notice thereof within thirty (30) days after the first occurrence of such event, (B) to the extent curable, the Company fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (C) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

6. Obligations of the Company upon Termination.

(a) General. In the event that Executive’s employment under this Agreement terminates during the Term for any reason, upon such termination, the Company shall pay to Executive (or Executive’s estate) in a single lump sum payment, within thirty (30) days after the Date of Termination, or such earlier date as may be required by applicable law, the aggregate amount of (i) any earned but unpaid Base Salary, (ii) any accrued, but unused vacation owed to Executive in accordance with Section 4(g) above and (iii) unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable in accordance with Section 4(h) above (together, the “Accrued Obligations”). Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans. In addition, upon a termination of Executive’s employment during the Term for any reason, any then-outstanding Restricted Units and/or Profits Interests shall be governed by the terms and conditions of the applicable Restricted Unit Purchase Agreement and Profits Interest Award Agreement (including, without limitation, any applicable vesting or forfeiture provisions and/or repurchase rights set forth therein and in Section 4 above), and Executive shall promptly (but in no event more than thirty (30) days following the Date of Termination) repay to the Company the outstanding balance of any Tax Loans previously received by Executive in respect of Restricted Units; provided, however, that in the event that BG exercises its repurchase right(s) under Section 4(d)(v) above to repurchase Restricted Units, Executive shall, during any given year, only be obligated to repay a portion of Executive’s outstanding Tax Loan balance (if any) equal to the ratio of the portion of the applicable Purchase Price payable to Executive during such year, with respect to such repurchase right(s), over the aggregate Purchase Price.

(b) Termination by the Company Without Cause or Resignation by Executive For Good Reason. If, during the Term, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then, in either case, upon Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Code) (a “Separation from Service” and the date of any such Separation from Service, the “Date of Termination”), subject to and conditioned upon Executive’s timely execution and non-revocation of a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and Executive’s continued compliance with the provisions of Section 7 below (the “Restrictions”), then Executive shall be entitled to receive the payments and benefits set forth below:

(i) The Company shall pay to Executive an amount in cash equal to the sum of (a) twenty-four (24) months of Executive’s Base Salary plus (b) two (2) times Executive’s Target Cash Bonus (collectively, the “Cash Severance”). The Company shall pay the Cash Severance in substantially equal installments in accordance with the Company’s customary payroll practices during the period commencing on the Date of Termination and ending on the twenty-four (24)-month anniversary thereof (the “Severance Period”); provided, that if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no payments under this Section 6(b)(i) shall be made prior to the beginning of the second (2nd) such calendar year.

(ii) The Company shall pay to Executive, if an Annual Cash Bonus would, absent Executive’s termination, become payable to Executive in accordance with Section 4(c) above with respect to the year in which the Date of Termination occurs as a result of the achievement of the applicable performance objectives for such year, a pro-rated portion of such Annual Cash Bonus (the “Pro-Rated Annual Cash Bonus”) determined by multiplying (a) the actual Annual Cash Bonus that would have been paid to Executive for such year if had Executive’s employment not terminated (if any) by (b) a fraction, the numerator of which is the number of days elapsed in such year through the Date of Termination and the denominator of which is 365. The Company shall pay the Pro-Rated Annual Cash Bonus (if any) to Executive on the date on which annual bonuses are paid generally by the Company to its senior executives with respect to the year in which the Date of Termination occurs, but in no event later than March 15th of the year following the year in which the Date of Termination occurs.

(iii) Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Date of Termination and ending on the twenty-four (24)-month anniversary of the Date of Termination or, if earlier, the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), the Company shall pay to Executive an amount equal to the cost of coverage under the Company’s group health plan (if any) at the same levels and costs in effect on the Date of Termination (the “COBRA Payment”) for Executive’s use toward securing continued health insurance (whether through COBRA or otherwise). The COBRA Payment shall be paid to Executive in substantially equal monthly installments over the COBRA Period.

(iv) Accelerated vesting of a pro rata portion of the tranche of any then-outstanding Profits Interests that would, absent such termination, have vested on the next subsequent vesting date to occur following the Date of Termination, determined by multiplying the number of Profits Interest in the tranche by a fraction, the numerator of which shall be the number of days elapsed between the vesting date immediately preceding the Date of Termination and the Date of Termination and the denominator of which shall be 365.

(c) Termination due to Executive’s Death or Disability. If, during the Term, Executive’s employment terminates due to his death or Disability, then, in either case, upon Executive’s Separation from Service, subject to and conditioned upon Executive’s or Executive’s estate’s, as applicable, timely execution and non-revocation of the Release, (i) Executive (or Executive’s estate) shall be entitled to receive the payments set forth in Section 6(b)(ii) above on the terms and conditions provided therein and (ii) each then-outstanding Profits Interest award held by Executive shall be vested with respect to an aggregate number of Profits Interests equal to the sum of (x) the number of Profits Interests subject to such award that would have vested prior to such termination had twenty percent (20%) of the total Profits Interests subject to such award vested on each anniversary of the applicable grant date occurring on or prior to the Date of Termination, plus (y) twenty percent (20%) of the total Profits Interests subject to such award, plus (z) the product obtained by multiplying twenty percent (20%) of the total Profits Interests subject to such award by a fraction, the numerator of which is the number of days elapsed from the latest anniversary of such grant date to have occurred prior to such termination (or if no such anniversary has occurred, such grant date), and the denominator of which is 365 (or such lesser number of Profits Interests subject to such award which then-remain as unvested), it being understood that in no event shall the foregoing clause (ii) result in greater than one-hundred percent (100%) of the total number of Profits Interests subject to each such award becoming vested.

(d) Other Terminations. If Executive’s employment is terminated for any reason not described in Sections 6(b) or (c) above (including, without limitation, due to a termination by the Company for Cause, a resignation by Executive without Good Reason, or following the expiration of the Term), the Company will pay Executive only the Accrued Obligations within thirty (30) days after the Date of Termination (or such earlier date as may be required under applicable law), subject to Sections 4(d) and 4(e) above. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans.

(e) Mitigation; Offset. Executive will have no duty to mitigate the amount of any compensation and benefits received by Executive under the Agreement and, except as otherwise set forth in this Section 6(e), the amount of any compensation or benefits provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise. Notwithstanding the foregoing, Executive acknowledges and agrees that the Company may, to the maximum extent permitted by law, offset any compensation and benefits paid or payable to Executive hereunder by the outstanding balance of any Tax Loans previously received by Executive in respect of Restricted Units that Executive is required to repay to the Company under Section 6(a) above.

(f) Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships and other employment positions then held with the Company or its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(g) Return of Property. Upon termination of Executive’s employment for any reason, Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined below) including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.

7. Confidential Information; Non-Competition; Non-Solicitation. To protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, Executive agrees as follows:

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and/or customers of the Company or any affiliated entity including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is (x) known to the public or becomes known to the public through no fault of Executive or (y) received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, Executive shall not, at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person (as defined below) other than the Company, whether or not such Person is a competitor of the Company, and shall use Executive’s best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, nothing contained herein shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, firm or other business of whatever nature.

(b) Non-Competition.

(i) During the Term and during the period beginning on the Date of Termination and ending on the two (2)-year anniversary thereof (together with the Term, the “Restricted Period”), Executive shall not become (A) engaged in any manner, directly or indirectly, either alone or with any Person now existing or hereafter created, that is engaged in or preparing to engage in, the Business (as defined below), or any portion thereof, in any region in which the Company or any of its affiliates is then operating or has firm plans to operate (the “Geographic Area”), or (B) directly or indirectly, as a shareholder, bondholder, lender, officer, director, employee, consultant or otherwise, perform services for, invest in, aid or abet or give information or financial assistance to any Person engaged in the Business, or any portion thereof, in the Geographic Area, or any portion thereof; provided, however, that this Section 7(b) shall not be deemed to prohibit Executive from owning as an investment, directly or indirectly, up to two percent (2%) of the securities of any publicly-traded company, or any portion thereof, in the Geographic Area, or any portion thereof. For purposes of this Agreement, “Business” shall mean the current business of the Company and its subsidiaries, including temperature-controlled warehousing (which include facility automation, design and construction), transportation, logistics, and supply chain management as well as temperature-controlled fruit and vegetable processing, high pressure pasteurization, redistribution, bread manufacturing, and any future business of the Company and its subsidiaries entered into prior to the Date of Termination.

(ii) Notwithstanding the forgoing, in connection with any repurchase of Executive’s Restricted Units and/or Profits Interests under Section 4(d)(v) and/or Section 4(e)(ii) hereof, in addition to the restrictions set forth in Section 7(b)(i) above, Executive shall not engage in any of the activities described in Section 7(b)(i) above during any period during which the Purchase Price and/or the LLH Purchase Price is being paid or remains payable to Executive. In the event of a breach by Executive of the provisions set forth in this Section 7(b), in addition to any other remedies available to BG, LLH, the Company or their affiliates, Executive shall forfeit and have no further right to receive any unpaid portion of the Purchase Price or the LLH Purchase Price otherwise payable to Executive under Section 4(d)(v) and Section 4(e)(ii), and neither BG nor LLH nor any of their affiliates shall have any further obligation to pay such portion of the Purchase Price to Executive.

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Executive shall not, directly or indirectly, solicit or influence or attempt to solicit or influence any customers or suppliers of the Company or any of its affiliates to terminate or limit their relationship as customers or suppliers of the Company or any of its affiliates, or to divert their purchases, sales, supplies or other activities with respect to the Business to any other Person.

(d) Non-Solicitation of Employees. During the Restricted Period, Executive shall not, either directly or indirectly (i) solicit for employment by any Person any employees of the Company or any of its affiliates or (ii) solicit, canvass, induce or encourage any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.

(e) Continuing Operation; Survival. If the covenants set forth in Section 7(b) are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of a period of time or over too great a Geographic Area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to provide for the longest period of time, over the greatest Geographic Area and/or the broadest scope of activities and to otherwise have the broadest application, as shall be enforceable by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted none of the termination of Executive’s employment, the Term or this Agreement, in any case, will have any effect on the continuing operation of this Section 7, and this Section 7 shall continue to apply in accordance with its terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.

(f) Remedies. Executive acknowledges and understands that Section 7 and the other provisions of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach without the need to post bond therefor. Nothing contained in this Section 7 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 8 below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction or other equitable relief in any court to restrain Executive from violating Section 7 hereof.

8. Arbitration.

(a) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”), between any two or more Persons Subject to Arbitration (as defined below), including without limitation, any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (ii) any Arbitration Claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof; or (iii) any controversy or dispute brought by the Company pursuant to Section 7 hereof. Either party hereto may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(b) “Persons Subject to Arbitration” means, individually and collectively, (i) Executive, (ii) any person in privity with or claiming through, on behalf of or in the right of

Executive, (iii) the Company, (iv) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(c) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Orange County, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(d) In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including, without limitation, reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(e) WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) Severability; Conformance to Applicable Law. This Section 8 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. To the extent any terms or conditions of this Section 8 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 8. To the extent applicable law imposes additional requirements to allow enforcement of this Section 8, this Agreement shall be interpreted to include such terms or conditions.

9. Indemnification; Directors’ and Officers’ Insurance. During Executive’s employment with the Company (or any affiliate) during the Term and thereafter, Executive shall be entitled to indemnification by the Company to the fullest extent permitted by applicable law and the Company’s bylaws, limited liability company agreement or other applicable charter or governance documents (and to the same extent as applicable to Managers (as defined thereunder)). In addition, during Executive’s employment with the Company (or any affiliate) during the Term and thereafter, the Company shall provide Executive with coverage under the directors’ and officers’ liability insurance policy maintained by the Company for the benefit of the members of the Board and the Company’s officers, to the same extent as such coverage is provided to members of the Board and senior executive officers of the Company generally, provided, that the foregoing shall not obligate the Company to acquire or maintain any particular insurance policy at any time.

10. Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At Executive’s last known address

evidenced on the Company’s

payroll records.

If to the Company:

Attn: General Counsel

Lineage Logistics Holdings, LLC

1 Park Plaza, Suite 550

Irvine, California 92614

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

12. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 13 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Executive shall be solely liable for any taxes imposed on him under or by operation of Section 409A.

(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments under Section 6 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

(d) To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit. Executive acknowledges and agrees that it is Executive’s sole responsibility to timely substantiate any such expenses in order to ensure timely payment in accordance with the foregoing and the applicable requirements of Section 409A.

13. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable hereunder.

14. Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without regard to its conflicts of law principles.

16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

19. Entire Agreement. This Agreement (together with any applicable equity award agreements between Executive and the Company or its affiliates and any agreements between Executive and the Company or its affiliates), sets forth the final and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof (including, without limitation, the Prior Employment Agreement). As of the Effective Date, the Prior Employment Agreement shall terminate and be of no further force or effect.

20. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

[Signature Page Follows]

Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

Lineage Logistics Holdings, LLC

By: BG LLH, LLC
Its: Managing Member

By: Bay Grove Management Company, LLC
Its: Manager

By:	/s/ Adam Forste
Name: Adam Forste
Its: Manager

“EXECUTIVE”

/s/ W. Gregory Lehmkuhl
Name: W. Gregory Lehmkuhl

[Signature Page to Employment Agreement]

Schedule A

Existing LMEP Awards

Award	Number of Securities	Unvested Performance Units	Date of Grant
C-5 Common Units of LLH	2,394,235	598,559	7/27/2015
C-6 Common Units of LLH	2,154,303	646,291	3/31/2016
C-7 Common Units of LLH	2,360,000	1,180,000	4/28/2017

Schedule B

Existing Restricted Unit Awards

Award	Number of Securities	Unvested Units	Date of Grant
Restricted Class B Preferred Units of BG	160,799	0	7/20/2015
Restricted Class B Preferred Units of BG	64,279	0	12/31/2016
Restricted Class B Preferred Units of BG	47,169	15,723	12/31/2017
Restricted Class B Preferred Units of BG	29,412	19,608	12/31/2018

Exhibit A

General Release

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Lineage Logistics Holdings, LLC (the “Company”), and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, and any other applicable state law. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 6 of that certain Employment Agreement, dated as of January 1, 2020, by and between the undersigned and the Company (the “Employment Agreement”) which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (ii) to any Claims for indemnification arising under any applicable indemnification obligation of the Company (including Section 9 of the Employment Agreement), (iii) to any Claims which cannot be waived by an employee under applicable law, or (iv) to any Claims the undersigned may have solely in the undersigned’s capacity as a equityholder of the Company.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

A.	THE UNDERSIGNED IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

B.

THE UNDERSIGNED HAS AT LEAST [TWENTY-ONE (21)]1 DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT. IF THE UNDERSIGNED SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF THE [TWENTY-ONE (21)] DAY PERIOD, THE UNDERSIGNED WAIVES THE REMAINDER OF THAT PERIOD. UNDERSIGNED WAIVES THE RESTARTING OF THE [TWENTY-ONE (21)] DAY PERIOD IN THE EVENT OF ANY MODIFICATION OF THIS RELEASE, WHETHER OR NOT MATERIAL; AND

C.	THE UNDERSIGNED HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

If the undersigned wishes to revoke this Release, the undersigned must deliver written notice (which may be by email), stating the undersigned’s intent to revoke to [     ], at [     ], on or before 5:00 p.m. (PST) on the seventh (7th) day after the date on which the undersigned signs this Release. The undersigned acknowledges that if the undersigned revokes this Release, the undersigned will not receive any payments or benefits pursuant to Section 6(b) or (c) of the Employment Agreement.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

[1]	If multiple terminations are contemplated at the time of termination, this may need to be increased to 45 days.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this   day of    20 .

W. Gregory Lehmkuhl